Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Frank Leto, President, CEO
FOR MORE INFORMATION CONTACT:	610-581-4730
Mike Harrington, CFO
610-526-2466

Bryn Mawr Bank Corporation Reports First Quarter Earnings
Impacted by Increased Provision for Credit Losses Under CECL
Related to Economic Outlook Driven by the COVID-19 Pandemic,
Declares $0.26 Dividend

BRYN MAWR, Pa., April 20, 2020 - Driven by an increase in provision for credit losses on loans and leases reflecting the impact of the adverse economic outlook due to the COVID-19 pandemic on estimated lifetime losses under the new Current Expected Credit Loss standard (“CECL”), Bryn Mawr Bank Corporation (NASDAQ: BMTC) (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today reported a net loss of $11.2 million, or $(0.56) diluted earnings per share for the three months ended March 31, 2020, as compared to net income of $16.4 million, or $0.81 diluted earnings per share, for the three months ended December 31, 2019, and $10.7 million, or $0.53 diluted earnings per share, for the three months ended March 31, 2019.

As detailed in the appendix to this earnings release, management calculates core net income, a non-GAAP measure, which excludes one-time costs associated with our voluntary Years of Service Incentive Program. There were no meaningful non-core income or expense items for the three months ended March 31, 2020 or December 31, 2019. Core net income for the three months ended March 31, 2019 was $14.2 million, or $0.70 diluted earnings per share. A reconciliation of core net income and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

“As we all navigate the current challenges resulting from the COVID-19 pandemic, BMT remains focused on the safety of our people and providing our customers uninterrupted service. We are committed to assisting our small business community through our active participation in the SBA’s Paycheck Protection Program and our employees are working tirelessly to process applications and fund loans under the program,” commented Frank Leto, President and Chief Executive Officer, continuing, “The banking industry, under the new loan loss reserve guidelines, must take a forward-looking approach to the economy as a predictor of future loan losses. BMT’s historical loan losses have been very strong compared to our peers and credit quality did not materially deteriorate in the first quarter, however under this new guidance we must look out several years and reserve for potential losses now. This environment of uncertainly is expected to persist throughout 2020 and new economic data could indicate increases or reductions in our loan loss reserves. That said, the fundamentals of the Bank were strong as we entered this unprecedented time. Setting aside the provision for credit losses, we performed well in the first quarter and this speaks to our solid foundation supported by a diversified earnings profile, a strong capital base designed to withstand a stressed environment and robust sources of liquidity. This foundation coupled with our amazing team of professionals leave us well positioned to face any challenges and volatility from the economic environment,” Mr. Leto concluded.

On April 20, 2020, the Board of Directors of the Corporation declared a quarterly dividend of $0.26 per share, payable June 1, 2020 to shareholders of record as of April 30, 2020.

SIGNIFICANT ITEMS OF NOTE

Results of Operations – First Quarter 2020 Compared to Fourth Quarter 2019

•A net loss of $11.2 million, or $(0.56) diluted earnings per share for the three months ended March 31, 2020 as compared to net income of $16.4 million, or $0.81 diluted earnings per share, for the three months ended

December 31, 2019, was primarily the result of a $30.1 million increase in provision for credit losses on loans and leases, as calculated under the CECL framework, driven by the COVID-19 pandemic. Other factors impacting net income included a $348 thousand increase in net interest income and decreases of $5.0 million and $7.2 million in noninterest income and income tax expense, respectively, for the three months ended March 31, 2020 as compared to the three months ended December 31, 2019.

•Net interest income for the three months ended March 31, 2020 was $36.3 million, an increase of $348 thousand over the linked quarter. Tax-equivalent net interest income for the three months ended March 31, 2020 was $36.4 million, an increase of $344 thousand over the linked quarter. Tax-equivalent net interest income for the first quarter of 2020 was positively impacted by the accretion of purchase accounting fair value marks of $949 thousand as compared to $1.1 million for the linked quarter. Excluding the effects of these purchase accounting fair value marks, the adjusted tax-equivalent net interest income for the three months ended March 31, 2020 was $35.5 million, an increase of $478 thousand over the linked quarter. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release. Items contributing to the increase in tax-equivalent net interest income adjusted for purchase accounting included decreases of $1.1 million and $102 thousand in interest paid on deposits and interest expense on short-term borrowings, respectively, partially offset by decreases of $311 thousand and $274 thousand in tax-equivalent interest and fees earned on loans and leases and tax-equivalent interest income on available for sale investment securities, respectively, for the three months ended March 31, 2020 as compared to the linked quarter ended December 31, 2019.

Interest expense on deposits for the three months ended March 31, 2020 decreased $1.0 million over the linked quarter. The decrease was primarily due to a 15 basis point decrease in the tax-equivalent rate paid on average interest-bearing deposits for the three months ended March 31, 2020 as compared to the linked quarter. The effect of the decrease in the tax-equivalent rate paid was partially offset by an increase of $54.7 million in average interest-bearing deposits for the three months ended March 31, 2020 as compared to the linked quarter.

Interest expense on short-term borrowings for the three months ended March 31, 2020 decreased $102 thousand over the linked quarter. The decrease was primarily due to a 51 basis point decrease in the rate paid as compared to the linked quarter. The effect of the decrease in rate paid was partially offset by an increase of $19.0 million in average short-term borrowings as compared to the linked quarter.

Tax-equivalent interest and fees earned on loans and leases for the three months ended March 31, 2020 decreased $428 thousand as compared to the linked quarter. The decrease was primarily due to a 16 basis point decrease in the tax-equivalent yield on average loans and leases, driven by the current interest rate environment, for the three months ended March 31, 2020 as compared to the linked quarter. The effect of the decrease in the tax-equivalent yield was partially offset by an increase of $139.8 million in average loans and leases for the three months ended March 31, 2020 as compared to the linked quarter.

Tax-equivalent interest income on available for sale investment securities for the three months ended March 31, 2020 decreased $274 thousand as compared to the linked quarter. Average available for sale investment securities decreased $51.1 million over the linked quarter and experienced a six basis point increase in the tax-equivalent yield.

•The tax-equivalent net interest margin was 3.38% for the three months ended March 31, 2020 as compared to 3.36% for the linked quarter. Adjusting for the impact of the accretion of purchase accounting fair value marks, the adjusted tax-equivalent net interest margin was 3.29% for the three months ended March 31, 2020 as compared to 3.26% for the linked quarter. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

•Noninterest income of $18.3 million for the three months ended March 31, 2020 represented a $5.0 million decrease over the linked quarter. The decrease was primarily due to decreases of $3.1 million, $1.6 million, and $504 thousand in capital markets revenue, other operating income, and fees for wealth management services, respectively. The decrease in capital markets revenue was primarily due to higher volume and size of interest rate swap transactions with commercial loan customers for the three months ended December 31, 2019 as compared to the current quarter. The $1.6 million decrease in other operating income was primarily due to a $978 thousand loss on trading securities recorded in the first quarter of 2020 due to market fluctuations affecting the Corporation's executive and director supplemental retirement plan assets. The decrease in fees for wealth management services was primarily related to the impact of the decline in the market value of wealth assets under management, administration, supervision and brokerage (“wealth assets”) resulting from the volatility in the markets seen in the first quarter of 2020.

•Noninterest expense of $36.4 million for the three months ended March 31, 2020 was relatively unchanged, decreasing $12 thousand, as compared to the linked quarter. Decreases of $1.7 million, $386 thousand, $198 thousand, and $191 thousand in salaries and wages, professional fees, advertising expense, and occupancy and bank premises expense, respectively, were partially offset by increases of $1.5 million, $815 thousand, and $218 thousand in other operating expense, employee benefits and impairment of mortgage servicing rights, respectively. Included in other operating expense for the three months ended March 31, 2020 was a $3.0 million provision for credit losses on off-balance sheet credit exposures, an increase of $2.8 million as compared to the three months ended December 31, 2019, primarily driven by the adverse economic impacts of the COVID-19 pandemic as well as the Corporation's adoption of CECL.

•The provision for credit losses on loans and leases of $32.3 million for the three months ended March 31, 2020, which was calculated under CECL, effective January 1, 2020, increased $30.1 million as compared to $2.2 million for the three months ended December 31, 2019. The significant increase was driven by the current and forward-looking adverse economic impacts of the COVID-19 pandemic included in the estimation of expected credit losses on loans and leases. Net loan and lease charge-offs for the first quarter of 2020 totaled $4.1 million as compared to $400 thousand for the fourth quarter of 2019. The increase in net charge-offs was primarily due to an increase of $1.8 million in charge-offs on leases during the three months ended March 31, 2020, and a $1.1 million recovery on a commercial real estate loan during the three months ended December 31, 2019.

•The effective tax rate for the first quarter of 2020 increased to 20.94% as compared to 20.41% for the fourth quarter of 2019.

Results of Operations – First Quarter 2020 Compared to First Quarter 2019

•A net loss of $11.2 million, or $(0.56) diluted earnings per share for the three months ended March 31, 2020 as compared to net income of $10.7 million, or $0.53 diluted earnings per share, for the three months ended March 31, 2019, was primarily the result of a $28.6 million increase in provision for credit losses on loans and leases, as calculated under the CECL framework, driven by the COVID-19 pandemic. Other factors impacting net income included decreases of $1.3 million, $953 thousand, $3.3 million, and $5.7 million in net interest income, noninterest income, noninterest expense, and income tax expense, respectively, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019.

•Net interest income for the three months ended March 31, 2020 was $36.3 million, a decrease of $1.3 million as compared to the same period in 2019. Tax-equivalent net interest income for the three months ended March 31, 2020 was $36.4 million, a decrease of $1.3 million as compared to the same period in 2019. Tax-equivalent net interest income for the first quarter of 2020 was positively impacted by the accretion of purchase accounting fair value marks of $949 thousand as compared to $2.1 million for the same period in 2019. Excluding the effects of these purchase accounting fair value marks, the adjusted tax-equivalent net interest income for the three months ended March 31, 2020 was $35.5 million, a decrease of $141 thousand as compared to the same period in 2019. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release. Items contributing to the decrease in tax-equivalent net interest income adjusted for purchase accounting included decreases of $973 thousand and $325 thousand in tax-equivalent interest and fees earned on loans and leases and tax-equivalent interest income on available for sale investment securities, respectively, partially offset by decreases of $564 thousand and $490 thousand in interest paid on deposits and interest expense on short-term borrowings, respectively, for the three months ended March 31, 2020 as compared to the same period in 2019.

Tax-equivalent interest and fees earned on loans and leases for the three months ended March 31, 2020 decreased $2.1 million as compared to the same period in 2019. The decrease was primarily due to a 62 basis point decrease in the tax-equivalent yield on average loans and leases, driven by the current interest rate environment, for the three months ended March 31, 2020 as compared to the same period in 2019. The effect of the decrease in the tax-equivalent yield was partially offset by an increase of $260.6 million in average loans and leases for the three months ended March 31, 2020 as compared to same period in 2019.

Tax-equivalent interest income on available for sale investment securities for the three months ended March 31, 2020 decreased $325 thousand as compared to the same period in 2019. Average available for sale investment securities decreased by $32.3 million and experienced an 11 basis point tax-equivalent yield increase as compared to the same period in 2019.

Interest expense on deposits for the three months ended March 31, 2020 decreased $460 thousand as compared to the same period in 2019. The decrease was primarily due to a 15 basis point decrease in the tax-equivalent rate paid on average interest-bearing deposits for the three months ended March 31, 2020 as compared to the same period in 2019. The effect of the decrease in the tax-equivalent rate paid was partially offset by an increase of $179.5 million in average interest-bearing deposits for the three months ended March 31, 2020 as compared to the same period in 2019.

Interest expense on short-term borrowings for the three months ended March 31, 2020 decreased $490 thousand as compared to the same period in 2019. Average short-term borrowings decreased $17.1 million coupled with a 113 basis point decrease in the rate paid for the three months ended March 31, 2020 as compared to the same period in 2019.

•The tax-equivalent net interest margin was 3.38% for the three months ended March 31, 2020 as compared to 3.75% for the same period in 2019. Adjusting for the impacts of the accretion of purchase accounting fair value marks, the adjusted tax-equivalent net interest margin was 3.29% and 3.54% for three months ended March 31, 2020 and 2019, respectively. The main drivers for the decrease in the adjusted tax-equivalent net interest margin were the rate and volume changes of interest-bearing assets and liabilities as discussed in the above bullet points. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

•Noninterest income of $18.3 million for the three months ended March 31, 2020 represented a $953 thousand decrease over the same period in 2019. The decrease was primarily due to decreases of $2.3 million, $148 thousand, and $139 thousand in other operating income, loan servicing and other fees, and insurance commissions, respectively, partially offset by increases of $776 thousand, $463 thousand, $172 thousand, and $142 thousand in fees for wealth management services, net gain on sale of loans, net gain on sale of other real estate owned, and capital markets revenue, respectively. The $2.3 million decrease in other operating income was primarily due to a $978 thousand loss on trading securities recorded in the first quarter of 2020, as compared to a $732 thousand gain on trading securities recorded in the first quarter of 2019, due to market fluctuations affecting the Corporation's executive and director supplemental retirement plan assets.

•Noninterest expense of $36.4 million for the three months ended March 31, 2020 represented a $3.3 million decrease over the same period in 2019. Contributing to the decrease were decreases of $3.9 million, $666 thousand, $293 thousand, and $237 thousand in salaries and wages, employee benefits, Pennsylvania bank shares tax expense, and occupancy and bank premises expense, respectively, partially offset by an increase of $1.5 million in other operating expense. The decreases in salaries and wages and employee benefits was largely driven by the $4.5 million one-time expense from the voluntary Years of Service Incentive Program recorded in the first quarter of 2019. Included in other operating expense for the three months ended March 31, 2020 was a $3.0 million provision for credit losses on off-balance sheet credit exposures, an increase of $3.1 million as compared to the same period in 2019, primarily driven by the adverse economic impacts of the COVID-19 pandemic as well as the Corporation’s adoption of CECL.

•The provision for credit losses on loans and leases of $32.3 million for the three months ended March 31, 2020, which was calculated under CECL, effective January 1, 2020, increased $28.6 million as compared to $3.7 million for the three months ended March 31, 2019. The significant increase was driven by the current and forward-looking adverse economic impacts of the COVID-19 pandemic included in the estimation of expected credit losses on loans and leases. Net loan and lease charge-offs for the first quarter of 2020 totaled $4.1 million as compared to $2.5 million for the first quarter of 2019.

•The effective tax rate for the first quarter of 2020 increased to 20.94% as compared to 20.57% for the first quarter of 2019.

Financial Condition – March 31, 2020 Compared to December 31, 2019

•Total assets as of March 31, 2020 were $4.92 billion, a decrease of $340.2 million from December 31, 2019. The decrease was primarily due to the $489.5 million decrease in available for sale investment securities discussed in the bullet point below, partially offset by the $77.9 million increase in portfolio loans and leases discussed in the bullet point below and $87.1 million increase in other assets driven by an $86.0 million increase in the fair value of interest rate swaps.

•Available for sale investment securities as of March 31, 2020 totaled $516.5 million, a decrease of $489.5 million from December 31, 2019. The decrease was primarily due to the maturing, in January 2020, of $500.0 million of short-term U.S. Treasury securities included on the balance sheet as of December 31, 2019.

•Total portfolio loans and leases of $3.77 billion as of March 31, 2020 increased by $77.9 million from December 31, 2019, an increase of 2.1%. Increases of $59.1 million, $18.9 million, and $17.2 million in commercial and industrial loans, construction loans, and commercial real estate loans (non-owner occupied), respectively, were partially offset by decreases of $15.0 million and $11.3 million in home equity lines of credit and consumer loans, respectively. In conjunction with the adoption of CECL, the Corporation has revised its portfolio segmentation to align with the methodology applied in determining the allowance for credit losses (“ACL”) for loans and leases under CECL, which is based on Federal call report codes which classify loans based on the primary collateral supporting the loan. Portfolio segmentation prior to the adoption of CECL was based on product type or purpose. As such, certain reclassifications were made to conform previous years to the current year's presentation.

•The ACL on loans and leases was $22.6 million as of December 31, 2019. Effective January 1, 2020, the Corporation adopted CECL and recognized an increase in the ACL on loans and leases of approximately $3.2 million, as a cumulative effect of a change in accounting principle, with a corresponding decrease, net of tax, in retained earnings. The ACL on loans and leases was $54.1 million as of March 31, 2019, an increase of $31.5 million as compared to December 31, 2019. The significant increase was driven by the current and forward-looking adverse economic impacts of the COVID-19 pandemic included in the estimation of expected credit losses on loans and leases as of March 31, 2020 as compared to our initial adoption of CECL.

•Deposits of $3.78 billion as of March 31, 2020 decreased $63.3 million from December 31, 2019. A decrease of $194.8 million in interest-bearing demand accounts was partially offset by increases of $29.7 million, $27.5 million, $27.3 million, $24.2 million, and $21.0 million in noninterest bearing deposits, money market accounts, savings accounts, wholesale time deposits, and wholesale non-maturity deposits, respectively.

•Borrowings of $329.9 million as of March 31, 2020, which include short-term borrowings, long-term FHLB advances, subordinated notes and junior subordinated debentures decreased $336.1 million from December 31, 2019, primarily due to a decrease of $331.2 million in short-term borrowings.

•Wealth assets totaled $15.59 billion as of March 31, 2020, a decrease of $954.3 million from December 31, 2019. The decrease in wealth assets was primarily the result of the volatility in the markets experienced in the first quarter of 2020, partially offset by additions through new business during the quarter. As of March 31, 2020, wealth assets consisted of $9.59 billion of wealth assets where fees are set at fixed amounts, an increase of $20.7 million from December 31, 2019, and $6.00 billion of wealth assets where fees are predominantly determined based on the market value of the assets held in their accounts, a decrease of $975.0 million from December 31, 2019.

•The capital ratios for the Bank and the Corporation, as of March 31, 2020, as shown in the attached tables, indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered “well capitalized.” In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The March 31, 2020 ratios reflect the Corporation's planned election of the five-year transition provision.

OTHER MATTERS

Given the uncertainty and potential volatility of the COVID-19 pandemic on our business and operations in 2020, the Corporation is withdrawing the 2020 targets and financial outlook that were issued, and furnished to the Securities and Exchange Commission on Form 8-K, on February 12, 2020.

EARNINGS CONFERENCE CALL

The Corporation will hold an earnings conference call at 8:30 a.m. Eastern Time on Tuesday, April 21, 2020. Interested parties may participate by calling 1-888-317-6016. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through 9:00 a.m. Eastern Time on Thursday, May 21, 2020. This recording may be obtained by calling 1-877-344-7529, referring to conference number 10141874.

The Corporation will simultaneously broadcast the earnings conference call live over the Internet through a webcast on the investor relations portion of the Corporation’s website. To access the call via the Internet, please visit the website at http://services.choruscall.com/links/bmtc200421.html. An online archive of the webcast will be available within one hour of the conclusion of the earnings conference call.

The Corporation’s decision to hold an earnings conference call for the first quarter of 2020 is not indicative of the Corporation’s future plans with respect to earnings conference calls, and decisions regarding whether to continue holding earnings conference calls will be made at a future date.

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “indicate,” “estimate,” “target,” “potentially,” “promising,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, among others, our need for capital, our ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of our loan, lease and securities portfolio; the impact of economic conditions, consumer and business spending habits, and real estate market conditions on our business and in our market area; changes in the levels of general interest rates, deposit interest rates, or net interest margin and funding sources; changes in banking regulations and policies and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss model, which has changed how we estimate credit losses and may result in further increases in the required level of our allowance for credit losses; unanticipated regulatory or legal proceedings, outcomes of litigation or other contingencies; cybersecurity events;

the inability of key third-party providers to perform their obligations to us; our ability to attract and retain key personnel; competition in our marketplace; war or terrorist activities; material differences in the actual financial results, cost savings and revenue enhancements associated with our acquisitions; uncertainty regarding the future of LIBOR; the impact of public health issues and pandemics, and their effects on the economic and business environments in which we operate, the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; and other factors as described in our securities filings with the SEC. All forward-looking statements and information set forth herein are based on Corporation management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent Annual Report on Form 10-K, as updated by our quarterly or other reports subsequently filed with the SEC.

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Bryn Mawr Bank Corporation
Summary Financial Information (unaudited)
(dollars in thousands, except per share data)

	As of or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Consolidated Balance Sheet (selected items)
Interest-bearing deposits with banks	$69,239	$42,328	$86,158	$49,643	$29,449
Investment securities	537,592	1,027,182	625,452	606,844	578,629
Loans held for sale	2,785	4,249	5,767	6,333	2,884
Portfolio loans and leases	3,767,166	3,689,313	3,540,747	3,534,665	3,523,514
Allowance for credit losses ("ACL") on loans and leases	(54,070)	(22,602)	(20,777)	(21,182)	(20,616)
Goodwill and other intangible assets	202,225	203,143	204,096	205,050	206,006
Total assets	4,923,033	5,263,259	4,828,641	4,736,565	4,631,993
Deposits - interest-bearing	2,850,986	2,944,072	2,794,079	2,691,502	2,755,307
Deposits - non-interest-bearing	927,922	898,173	904,409	940,911	882,310
Short-term borrowings	162,045	493,219	203,471	207,828	124,214
Long-term FHLB advances	47,303	52,269	44,735	47,941	55,407
Subordinated notes	98,750	98,705	98,660	98,616	98,571
Jr. subordinated debentures	21,798	21,753	21,709	21,665	21,622
Total liabilities	4,329,854	4,651,032	4,227,706	4,146,410	4,056,886
Total shareholders' equity	593,179	612,227	600,935	590,155	575,107
Average Balance Sheet (selected items)
Interest-bearing deposits with banks	50,330	66,060	48,597	37,843	32,742
Investment securities	542,876	593,289	622,336	587,518	569,915
Loans held for sale	2,319	4,160	4,375	3,353	1,214
Portfolio loans and leases	3,736,067	3,594,449	3,528,548	3,520,866	3,476,525
Total interest-earning assets	4,331,592	4,257,958	4,203,856	4,149,580	4,080,396
Goodwill and intangible assets	202,760	203,663	204,637	205,593	206,716
Total assets	4,844,918	4,775,407	4,760,074	4,651,625	4,545,129
Deposits - interest-bearing	2,853,712	2,799,050	2,776,226	2,794,854	2,674,194
Short-term borrowings	140,585	121,612	169,985	68,529	157,652
Long-term FHLB advances	47,335	53,443	45,698	52,397	55,385
Subordinated notes	98,725	98,681	98,634	98,587	98,542
Jr. subordinated debentures	21,768	21,726	21,680	21,637	21,595
Total interest-bearing liabilities	3,162,125	3,094,512	3,112,223	3,036,004	3,007,368
Total liabilities	4,229,908	4,168,899	4,164,763	4,070,160	3,973,043
Total shareholders' equity	615,010	606,508	595,311	581,465	572,086

Bryn Mawr Bank Corporation
Summary Financial Information (unaudited)
(dollars in thousands, except per share data)

	As of or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Income Statement
Net interest income	$36,333	$35,985	$37,398	$36,611	$37,647
Provision for loan and lease losses	32,335	2,225	919	1,627	3,736
Noninterest income	18,300	23,255	19,455	20,221	19,253
Noninterest expense	36,418	36,430	35,173	35,188	39,724
Income tax (benefit) expense	(2,957)	4,202	4,402	4,239	2,764
Net (loss) income	(11,163)	16,383	16,359	15,778	10,676
Net loss attributable to noncontrolling interest	—	(1)	(1)	(7)	(1)
Net (loss) income attributable to Bryn Mawr Bank Corporation	(11,163)	16,384	16,360	15,785	10,677
Basic earnings per share	(0.56)	0.81	0.81	0.78	0.53
Diluted earnings per share	(0.56)	0.81	0.81	0.78	0.53
Net (loss) income (core) (1)	(11,163)	16,384	16,360	15,785	14,230
Basic earnings per share (core) (1)	(0.56)	0.81	0.81	0.78	0.71
Diluted earnings per share (core) (1)	(0.56)	0.81	0.81	0.78	0.70
Dividends paid or accrued per share	0.26	0.26	0.26	0.25	0.25
Profitability Indicators
Return on average assets	(0.93)%	1.36%	1.36%	1.36%	0.95%
Return on average equity	(7.30)%	10.72%	10.90%	10.89%	7.57%
Return on tangible equity(1)	(10.17)%	16.85%	17.35%	17.62%	12.65%
Return on tangible equity (core)(1)	(10.17)%	16.85%	17.35%	17.62%	16.59%
Return on average assets (core)(1)	(0.93)%	1.36%	1.36%	1.36%	1.27%
Return on average equity (core)(1)	(7.30)%	10.72%	10.90%	10.89%	10.09%
Tax-equivalent net interest margin	3.38%	3.36%	3.54%	3.55%	3.75%
Efficiency ratio(1)	64.98%	59.89%	60.19%	60.23%	60.26%
Share Data
Closing share price	$28.38	$41.24	$36.51	$37.32	$36.13
Book value per common share	$29.78	$30.42	$29.86	$29.31	$28.52
Tangible book value per common share	$19.66	$20.36	$19.75	$19.16	$18.34
Price / book value	95.30%	135.57%	122.27%	127.33%	126.68%
Price / tangible book value	144.35%	202.55%	184.86%	194.78%	197.00%
Weighted average diluted shares outstanding	20,053,159	20,213,008	20,208,630	20,244,409	20,271,661
Shares outstanding, end of period	19,921,524	20,126,296	20,124,193	20,131,854	20,167,729
Wealth Management Information:
Wealth assets under mgmt, administration, supervision and brokerage (2)	$15,593,732	$16,548,060	$15,609,786	$14,815,298	$14,736,512
Fees for wealth management services	$11,168	$11,672	$10,826	$11,510	$10,392

Bryn Mawr Bank Corporation
Summary Financial Information (unaudited)
(dollars in thousands, except per share data)

	As of or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Capital Ratios(3)
Bryn Mawr Trust Company ("BMTC")
Tier I capital to risk weighted assets ("RWA")	11.12%	11.47%	12.17%	11.83%	11.30%
Total capital to RWA	12.35%	12.09%	12.75%	12.42%	11.87%
Tier I leverage ratio	9.12%	9.37%	9.75%	9.61%	9.48%
Tangible equity ratio (1)	8.98%	8.58%	9.75%	9.58%	9.34%
Common equity Tier I capital to RWA	11.12%	11.47%	12.17%	11.83%	11.30%

Bryn Mawr Bank Corporation ("BMBC")
Tier I capital to RWA	10.82%	11.42%	11.33%	11.12%	10.72%
Total capital to RWA	14.64%	14.69%	14.61%	14.44%	14.00%
Tier I leverage ratio	8.88%	9.33%	9.07%	9.04%	8.99%
Tangible equity ratio (1)	8.30%	8.10%	8.60%	8.51%	8.35%
Common equity Tier I capital to RWA	10.27%	10.86%	10.75%	10.54%	10.14%

Asset Quality Indicators
Net loan and lease charge-offs ("NCO"s)	$4,073	$400	$1,324	$1,061	$2,546

Nonperforming loans and leases ("NPL"s)	$7,557	$10,648	$14,119	$12,179	$19,283
Other real estate owned ("OREO")	—	—	72	155	84
Total nonperforming assets ("NPA"s)	$7,557	$10,648	$14,191	$12,334	$19,367

Nonperforming loans and leases 30 or more days past due	$3,380	$6,314	$4,940	$8,224	$8,489
Performing loans and leases 30 to 89 days past due	19,930	7,196	5,273	9,466	6,432
Performing loans and leases 90 or more days past due	—	—	—	—	—
Total delinquent loans and leases	$23,310	$13,510	$10,213	$17,690	$14,921

Delinquent loans and leases to total loans and leases	0.62%	0.37%	0.29%	0.50%	0.42%
Delinquent performing loans and leases to total loans and leases	0.53%	0.19%	0.15%	0.27%	0.18%
NCOs / average loans and leases (annualized)	0.44%	0.04%	0.15%	0.12%	0.30%
NPLs / total portfolio loans and leases	0.20%	0.29%	0.40%	0.34%	0.55%
NPAs / total loans and leases and OREO	0.20%	0.29%	0.40%	0.35%	0.55%
NPAs / total assets	0.15%	0.20%	0.29%	0.26%	0.42%
ACL / NPLs	715.50%	212.27%	147.16%	173.92%	106.91%
ACL / portfolio loans	1.44%	0.61%	0.59%	0.60%	0.59%
ACL for originated loans and leases / Originated loans and leases (1)	1.47%	0.68%	0.66%	0.68%	0.68%
(Total ACL + Loan mark) / Total Gross portfolio loans and leases (1)	1.68%	0.91%	0.92%	1.00%	1.03%

Troubled debt restructurings ("TDR"s) included in NPLs	$3,248	$3,018	$5,755	$4,190	$4,057
TDRs in compliance with modified terms	4,852	5,071	5,069	5,141	5,149
Total TDRs	$8,100	$8,089	$10,824	$9,331	$9,206
(1)Non-GAAP measure - see Appendix for Non-GAAP to GAAP reconciliation.
(2)Brokerage assets represent assets held at a registered broker dealer under a clearing agreement.
(3)Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed. The March 31, 2020 ratios reflect the Corporation’s planned election of a five-year transition provision to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

Bryn Mawr Bank Corporation
Detailed Balance Sheets (unaudited)
(dollars in thousands)

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Assets
Cash and due from banks	$17,803	$11,603	$8,582	$13,742	$13,656
Interest-bearing deposits with banks	69,239	42,328	86,158	49,643	29,449
Cash and cash equivalents	87,042	53,931	94,740	63,385	43,105
Investment securities, available for sale	516,466	1,005,984	604,181	588,119	559,983
Investment securities, held to maturity	13,369	12,577	12,947	10,209	10,457
Investment securities, trading	7,757	8,621	8,324	8,516	8,189
Loans held for sale	2,785	4,249	5,767	6,333	2,884
Portfolio loans and leases, originated	3,424,601	3,320,816	3,137,769	3,088,849	3,032,270
Portfolio loans and leases, acquired	342,565	368,497	402,978	445,816	491,244
Total portfolio loans and leases	3,767,166	3,689,313	3,540,747	3,534,665	3,523,514
Less: Allowance for credit losses on originated loans and leases	(50,365)	(22,526)	(20,675)	(21,076)	(20,519)
Less: Allowance for credit losses on acquired loans and leases	(3,705)	(76)	(102)	(106)	(97)
Total allowance for credit losses on loans and lease	(54,070)	(22,602)	(20,777)	(21,182)	(20,616)
Net portfolio loans and leases	3,713,096	3,666,711	3,519,970	3,513,483	3,502,898
Premises and equipment	63,144	64,965	66,439	68,092	67,279
Operating lease right-of-use assets	40,157	40,961	42,200	43,116	43,985
Accrued interest receivable	12,017	12,482	12,746	13,312	13,123
Mortgage servicing rights	4,115	4,450	4,580	4,744	4,910
Bank owned life insurance	59,399	59,079	58,749	58,437	58,138
Federal Home Loan Bank ("FHLB") stock	11,928	23,744	16,148	14,677	10,526
Goodwill	184,012	184,012	184,012	184,012	184,012
Intangible assets	18,213	19,131	20,084	21,038	21,994
Other investments	16,786	16,683	16,683	16,517	16,526
Other assets	172,747	85,679	161,071	122,575	83,984
Total assets	$4,923,033	$5,263,259	$4,828,641	$4,736,565	$4,631,993

Liabilities
Deposits
Noninterest-bearing	$927,922	$898,173	$904,409	$940,911	$882,310
Interest-bearing	2,850,986	2,944,072	2,794,079	2,691,502	2,755,307
Total deposits	3,778,908	3,842,245	3,698,488	3,632,413	3,637,617
Short-term borrowings	162,045	493,219	203,471	207,828	124,214
Long-term FHLB advances	47,303	52,269	44,735	47,941	55,407
Subordinated notes	98,750	98,705	98,660	98,616	98,571
Jr. subordinated debentures	21,798	21,753	21,709	21,665	21,622
Operating lease liabilities	44,482	45,258	46,506	47,393	48,224
Accrued interest payable	7,230	6,248	9,015	8,244	8,674
Other liabilities	169,338	91,335	105,122	82,310	62,557
Total liabilities	4,329,854	4,651,032	4,227,706	4,146,410	4,056,886

Shareholders' equity
Common stock	24,655	24,650	24,646	24,583	24,577
Paid-in capital in excess of par value	379,495	378,606	377,806	376,652	375,655
Less: common stock held in treasury, at cost	(88,540)	(81,174)	(81,089)	(78,583)	(76,974)
Accumulated other comprehensive income (loss), net of tax	8,869	2,187	2,698	1,700	(3,278)
Retained earnings	269,395	288,653	277,568	266,496	255,813
Total Bryn Mawr Bank Corporation shareholders' equity	593,874	612,922	601,629	590,848	575,793
Noncontrolling interest	(695)	(695)	(694)	(693)	(686)
Total shareholders' equity	593,179	612,227	600,935	590,155	575,107
Total liabilities and shareholders' equity	$4,923,033	$5,263,259	$4,828,641	$4,736,565	$4,631,993

Bryn Mawr Bank Corporation
Supplemental Balance Sheet Information (unaudited)
(dollars in thousands)

	Portfolio Loans and Leases(1) as of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Commercial Real Estate Loans - Non-owner Occupied	$1,354,416	$1,337,167	$1,238,881	$1,217,763	$1,222,670
Commercial Real Estate Loans - Owner Occupied	530,667	527,607	499,202	514,013	511,090
Home equity lines of credit	209,278	224,262	227,682	231,697	228,902
Residential Mortgages - secured by first liens	710,495	706,690	702,588	704,605	703,241
Residential Mortgages - secured by junior liens	35,583	36,843	37,240	39,063	41,254
Construction	221,116	202,198	195,161	195,269	202,717
Total real estate loans	3,061,555	3,034,767	2,900,754	2,902,410	2,909,874
Commercial & Industrial	491,298	432,227	426,084	419,936	408,596
Consumer	45,951	57,241	50,760	49,453	48,682
Leases	168,362	165,078	163,149	162,866	156,362
Total non-real estate loans and leases	705,611	654,546	639,993	632,255	613,640
Total portfolio loans and leases	$3,767,166	$3,689,313	$3,540,747	$3,534,665	$3,523,514

	Nonperforming Loans and Leases(1) as of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Commercial Real Estate Loans - Non-owner Occupied	$181	$199	$3,055	$3,147	$3,396
Commercial Real Estate Loans - Owner Occupied	2,543	4,159	4,535	2,470	1,158
Home equity lines of credit	758	636	693	470	7,049
Residential Mortgages - secured by first liens	1,080	2,447	2,693	3,102	5,667
Residential Mortgages - secured by junior liens	79	83	84	72	400
Total nonperforming real estate loans	4,641	7,524	11,060	9,261	17,670
Commercial & Industrial	2,692	2,180	1,991	2,056	620
Consumer	52	61	75	60	80
Leases	172	883	993	802	913
Total nonperforming non-real estate loans and leases	2,916	3,124	3,059	2,918	1,613
Total nonperforming portfolio loans and leases	$7,557	$10,648	$14,119	$12,179	$19,283

	Net Loan and Lease Charge-Offs (Recoveries)(1) for the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Commercial Real Estate Loans - Non-owner Occupied	$(2)	$(1,067)	$(7)	$(4)	$1,512
Commercial Real Estate Loans - Owner Occupied	—	190	680	—	—
Home equity lines of credit	114	33	(22)	128	102
Residential Mortgages - secured by first liens	727	378	(7)	339	328
Residential Mortgages - secured by junior liens	—	—	—	52	—
Construction	(1)	(1)	(1)	(1)	(1)
Total net charge-offs of real estate loans	838	(467)	643	514	1,941
Commercial & Industrial	612	57	(15)	(17)	189
Consumer	261	227	187	119	102
Leases	2,362	583	509	445	314
Total net charge-offs of non-real estate loans and leases	3,235	867	681	547	605
Total net charge-offs	$4,073	$400	$1,324	$1,061	$2,546
(1)In conjunction with the adoption of CECL, the Corporation has revised its portfolio segmentation to align with the methodology applied in determining the ACL) for loans and leases under CECL, which is based on Federal call report codes which classify loans based on the primary collateral supporting the loan. Portfolio segmentation prior to the adoption of CECL was based on product type or purpose. As such, certain reclassifications were made to conform previous years to the current year's presentation.

Bryn Mawr Bank Corporation
Supplemental Balance Sheet Information (unaudited)
(dollars in thousands)

	Investment Securities Available for Sale, at Fair Value
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
U.S. Treasury securities	$101	$500,101	$101	$101	$100
Obligations of the U.S. Government and agencies	106,679	102,020	172,753	192,799	186,746
State & political subdivisions - tax-free	4,562	5,379	6,327	6,700	8,468
State & political subdivisions - taxable	—	—	—	170	170
Mortgage-backed securities	374,775	366,002	388,891	348,975	322,913
Collateralized mortgage obligations	29,699	31,832	35,459	38,724	40,486
Other debt securities	650	650	650	650	1,100
Total investment securities available for sale, at fair value	$516,466	$1,005,984	$604,181	$588,119	$559,983

	Unrealized Gain (Loss) on Investment Securities Available for Sale
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
U.S. Treasury securities	$1	$35	$1	$1	$—
Obligations of the U.S. Government and agencies	1,036	(159)	188	275	(1,334)
State & political subdivisions - tax-free	10	13	8	8	(5)
Mortgage-backed securities	11,554	5,025	4,605	3,364	(696)
Collateralized mortgage obligations	778	36	180	89	(510)
Total unrealized gains (losses) on investment securities available for sale	$13,379	$4,950	$4,982	$3,737	$(2,545)

	Deposits
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest-bearing deposits:
Interest-bearing demand	$750,127	$944,915	$778,809	$745,134	$664,683
Money market	1,133,952	1,106,478	983,170	966,596	961,348
Savings	247,799	220,450	248,539	263,830	265,613
Retail time deposits	406,828	405,123	467,346	502,745	531,522
Wholesale non-maturity deposits	198,888	177,865	274,121	100,047	47,744
Wholesale time deposits	113,392	89,241	42,094	113,150	284,397
Total interest-bearing deposits	2,850,986	2,944,072	2,794,079	2,691,502	2,755,307
Noninterest-bearing deposits	927,922	898,173	904,409	940,911	882,310
Total deposits	$3,778,908	$3,842,245	$3,698,488	$3,632,413	$3,637,617

Bryn Mawr Bank Corporation
Detailed Income Statements (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest income:
Interest and fees on loans and leases	$42,795	$43,220	$45,527	$44,783	$44,837
Interest on cash and cash equivalents	111	195	143	73	132
Interest on investment securities	3,201	3,545	3,903	3,532	3,499
Total interest income	46,107	46,960	49,573	48,388	48,468
Interest expense:
Interest on deposits	7,637	8,674	9,510	9,655	8,097
Interest on short-term borrowings	453	555	937	357	943
Interest on FHLB advances	244	279	243	269	278
Interest on jr. subordinated debentures	295	323	340	352	358
Interest on subordinated notes	1,145	1,144	1,145	1,144	1,145
Total interest expense	9,774	10,975	12,175	11,777	10,821
Net interest income	36,333	35,985	37,398	36,611	37,647
Provision for credit losses ("PCL") on loans and leases	32,335	2,225	919	1,627	3,736
Net interest income after PCL on loans and leases	3,998	33,760	36,479	34,984	33,911
Noninterest income:
Fees for wealth management services	11,168	11,672	10,826	11,510	10,392
Insurance commissions	1,533	1,666	1,842	1,697	1,672
Capital markets revenue	2,361	5,455	2,113	1,489	2,219
Service charges on deposits	846	858	856	852	808
Loan servicing and other fees	461	489	555	553	609
Net gain on sale of loans	782	597	674	752	319
Net gain on sale of investment securities available for sale	—	—	—	—	—
Net (loss) gain on sale of other real estate owned	148	(48)	(12)	—	(24)
Dividends on FHLB and FRB stocks	444	432	346	316	411
Other operating income	557	2,134	2,255	3,052	2,847
Total noninterest income	18,300	23,255	19,455	20,221	19,253
Noninterest expense:
Salaries and wages	16,989	18,667	17,765	17,038	20,901
Employee benefits	3,500	2,685	3,288	3,317	4,166
Occupancy and bank premises	3,015	3,206	3,008	3,125	3,252
Furniture, fixtures and equipment	2,431	2,401	2,335	2,568	2,389
Advertising	401	599	587	504	415
Amortization of intangible assets	918	953	954	956	938
Impairment (recovery) of mortgage servicing rights ("MSRs")	231	13	(19)	10	17
Due diligence, merger-related and merger integration expenses	—	—	—	—	—
Professional fees	1,368	1,754	1,044	1,316	1,320
Pennsylvania bank shares tax	116	42	514	513	409
Data processing	1,394	1,517	1,377	1,303	1,320
Other operating expenses	6,055	4,593	4,320	4,538	4,597
Total noninterest expense	36,418	36,430	35,173	35,188	39,724
(Loss) income before income taxes	(14,120)	20,585	20,761	20,017	13,440
Income tax (benefit) expense	(2,957)	4,202	4,402	4,239	2,764
Net (loss) income	$(11,163)	$16,383	$16,359	$15,778	$10,676
Net loss attributable to noncontrolling interest	—	(1)	(1)	(7)	(1)
Net (loss) income attributable to Bryn Mawr Bank Corporation	$(11,163)	$16,384	$16,360	$15,785	$10,677

Per share data:
Weighted average shares outstanding	20,053,159	20,124,553	20,132,117	20,144,651	20,168,498
Dilutive common shares	—	88,455	76,513	99,758	103,163
Weighted average diluted shares	20,053,159	20,213,008	20,208,630	20,244,409	20,271,661
Basic earnings per common share	$(0.56)	$0.81	$0.81	$0.78	$0.53
Diluted earnings per common share	$(0.56)	$0.81	$0.81	$0.78	$0.53
Dividends paid or accrued per share	$0.26	$0.26	$0.26	$0.25	$0.25
Effective tax rate	20.94%	20.41%	21.20%	21.18%	20.57%

Bryn Mawr Bank Corporation
Tax-Equivalent Net Interest Margin (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Assets:
Interest-bearing deposits with other banks	$50,330	$111	0.89%	$66,060	$195	1.17%	$48,597	$143	1.17%	$37,843	$73	0.77%	$32,742	$132	1.64%
Investment securities - available for sale:
Taxable	516,244	3,065	2.39%	566,359	3,334	2.34%	594,975	3,765	2.51%	560,999	3,400	2.43%	543,687	3,363	2.51%
Tax-exempt	4,909	28	2.29%	5,844	33	2.24%	6,594	36	2.17%	7,530	43	2.29%	9,795	55	2.28%
Total investment securities - available for sale	521,153	3,093	2.39%	572,203	3,367	2.33%	601,569	3,801	2.51%	568,529	3,443	2.43%	553,482	3,418	2.50%

Investment securities - held to maturity	13,195	87	2.65%	12,756	84	2.61%	12,360	80	2.57%	10,417	71	2.73%	8,804	67	3.09%
Investment securities - trading	8,528	25	1.18%	8,330	99	4.72%	8,407	27	1.27%	8,572	24	1.12%	7,629	22	1.17%

Loans and leases *	3,738,386	42,898	4.62%	3,598,609	43,326	4.78%	3,532,923	45,642	5.13%	3,524,219	44,903	5.11%	3,477,739	44,958	5.24%

Total interest-earning assets	4,331,592	46,214	4.29%	4,257,958	47,071	4.39%	4,203,856	49,693	4.69%	4,149,580	48,514	4.69%	4,080,396	48,597	4.83%

Cash and due from banks	12,479			9,829			12,890			13,725			14,414
Less: allowance for loan and lease losses	(25,786)			(21,124)			(21,438)			(20,844)			(19,887)
Other assets	526,633			528,744			564,766			509,164			470,206

Total assets	$4,844,918			$4,775,407			$4,760,074			$4,651,625			$4,545,129

Liabilities:

Interest-bearing deposits:
Savings, NOW and market rate deposits	$2,197,279	$4,981	0.91%	$2,149,623	$5,659	1.04%	$1,996,181	$5,445	1.08%	$1,928,755	$5,040	1.05%	$1,798,103	$3,764	0.85%
Wholesale deposits	253,322	977	1.55%	214,229	1,024	1.90%	299,309	1,729	2.29%	345,782	2,143	2.49%	342,696	2,012	2.38%
Retail time deposits	403,111	1,679	1.68%	435,198	1,991	1.82%	480,736	2,336	1.93%	520,317	2,472	1.91%	533,395	2,321	1.76%
Total interest-bearing deposits	2,853,712	7,637	1.08%	2,799,050	8,674	1.23%	2,776,226	9,510	1.36%	2,794,854	9,655	1.39%	2,674,194	8,097	1.23%

Borrowings:
Short-term borrowings	140,585	453	1.30%	121,612	555	1.81%	169,985	937	2.19%	68,529	357	2.09%	157,652	943	2.43%
Long-term FHLB advances	47,335	244	2.07%	53,443	279	2.07%	45,698	243	2.11%	52,397	269	2.06%	55,385	278	2.04%
Subordinated notes	98,725	1,145	4.66%	98,681	1,144	4.60%	98,634	1,145	4.61%	98,587	1,144	4.65%	98,542	1,145	4.71%
Jr. subordinated debt	21,768	295	5.45%	21,726	323	5.90%	21,680	340	6.22%	21,637	352	6.53%	21,595	358	6.72%
Total borrowings	308,413	2,137	2.79%	295,462	2,301	3.09%	335,997	2,665	3.15%	241,150	2,122	3.53%	333,174	2,724	3.32%

Total interest-bearing liabilities	3,162,125	9,774	1.24%	3,094,512	10,975	1.41%	3,112,223	12,175	1.55%	3,036,004	11,777	1.56%	3,007,368	10,821	1.46%

Noninterest-bearing deposits	894,264			915,128			903,314			909,945			871,726
Other liabilities	173,519			159,259			149,226			124,211			93,949
Total noninterest-bearing liabilities	1,067,783			1,074,387			1,052,540			1,034,156			965,675

Total liabilities	4,229,908			4,168,899			4,164,763			4,070,160			3,973,043

Shareholders' equity	615,010			606,508			595,311			581,465			572,086

Total liabilities and shareholders' equity	$4,844,918			$4,775,407			$4,760,074			$4,651,625			$4,545,129

Net interest spread			3.05%			2.98%			3.14%			3.13%			3.37%
Effect of noninterest-bearing sources			0.33%			0.38%			0.40%			0.42%			0.38%

Tax-equivalent net interest margin		$36,440	3.38%		$36,096	3.36%		$37,518	3.54%		$36,737	3.55%		$37,776	3.75%

Tax-equivalent adjustment		$107	0.01%		$111	0.01%		$120	0.01%		$126	0.01%		$129	0.01%
* Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.

Supplemental Information Regarding Accretion of Fair Value Marks

	For the Three Months Ended
	March 31, 2020			December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
(dollars in thousands)	Interest	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate
Loans and leases	Income	$910	0.10%	$1,027	0.11%	$1,501	0.17%	$1,193	0.14%	$1,997	0.23%
Retail time deposits	Expense	(118)	(0.12)%	(134)	(0.12)%	(151)	(0.12)%	(171)	(0.13)%	(222)	(0.17)%
Long-term FHLB advances	Expense	34	0.29%	34	0.25%	34	0.30%	34	0.26%	33	0.24%
Jr. subordinated debt	Expense	45	0.83%	44	0.80%	44	0.81%	43	0.80%	42	0.79%
Net interest income from fair value marks		$949		$1,083		$1,574		$1,287		$2,144
Purchase accounting effect on tax-equivalent margin			0.09%		0.10%		0.15%		0.12%		0.21%

Bryn Mawr Bank Corporation
Appendix - Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Performance Measures (unaudited)
(dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Corporation believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Corporation. Management uses non-GAAP financial measures in its analysis of the Corporation’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	As of or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Reconciliation of Net Income to Net Income (core):
Net (loss) income attributable to BMBC (a GAAP measure)	$(11,163)	$16,384	$16,360	$15,785	$10,677
Add: Tax-effected non-core noninterest expense items:
Voluntary years of service incentive program expenses	—	—	—	—	3,553
Net (loss) income (core) (a non-GAAP measure)	$(11,163)	$16,384	$16,360	$15,785	$14,230

Calculation of Basic and Diluted Earnings per Common Share (core):
Weighted average common shares outstanding	20,053,159	20,124,553	20,132,117	20,144,651	20,168,498
Dilutive common shares	—	88,455	76,513	99,758	103,163
Weighted average diluted shares	20,053,159	20,213,008	20,208,630	20,244,409	20,271,661
Basic earnings per common share (core) (a non-GAAP measure)	$(0.56)	$0.81	$0.81	$0.78	$0.71
Diluted earnings per common share (core) (a non-GAAP measure)	$(0.56)	$0.81	$0.81	$0.78	$0.70

Calculation of Return on Average Tangible Equity:
Net (loss) income attributable to BMBC (a GAAP measure)	$(11,163)	$16,384	$16,360	$15,785	$10,677
Add: Tax-effected amortization and impairment of intangible assets	725	753	754	755	741
Net tangible (loss) income (numerator)	$(10,438)	$17,137	$17,114	$16,540	$11,418

Average shareholders' equity	$615,010	$606,508	$595,311	$581,465	$572,086
Less: Average Noncontrolling interest	695	694	693	688	685
Less: Average goodwill and intangible assets	(202,760)	(203,663)	(204,637)	(205,593)	(206,716)
Net average tangible equity (denominator)	$412,945	$403,539	$391,367	$376,560	$366,055

Return on tangible equity (a non-GAAP measure)	(10.17)%	16.85%	17.35%	17.62%	12.65%

Calculation of Return on Average Tangible Equity (core):
Net (loss) income (core) (a non-GAAP measure)	$(11,163)	$16,384	$16,360	$15,785	$14,230
Add: Tax-effected amortization and impairment of intangible assets	725	753	754	755	741
Net tangible (loss) income (core) (numerator)	$(10,438)	$17,137	$17,114	$16,540	$14,971

Average shareholders' equity	$615,010	$606,508	$595,311	$581,465	$572,086
Less: Average Noncontrolling interest	695	694	693	688	685
Less: Average goodwill and intangible assets	(202,760)	(203,663)	(204,637)	(205,593)	(206,716)
Net average tangible equity (denominator)	$412,945	$403,539	$391,367	$376,560	$366,055

Return on tangible equity (core) (a non-GAAP measure)	(10.17)%	16.85%	17.35%	17.62%	16.59%

Bryn Mawr Bank Corporation
Appendix - Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Performance Measures (unaudited)
(dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Corporation believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Corporation. Management uses non-GAAP financial measures in its analysis of the Corporation’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	As of or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Calculation of Tangible Equity Ratio (BMBC):
Total shareholders' equity	$593,179	$612,227	$600,935	$590,155	$575,107
Less: Noncontrolling interest	695	695	694	693	686
Less: Goodwill and intangible assets	(202,225)	(203,143)	(204,096)	(205,050)	(206,006)
Net tangible equity (numerator)	$391,649	$409,779	$397,533	$385,798	$369,787

Total assets	$4,923,033	$5,263,259	$4,828,641	$4,736,565	$4,631,993
Less: Goodwill and intangible assets	(202,225)	(203,143)	(204,096)	(205,050)	(206,006)
Tangible assets (denominator)	$4,720,808	$5,060,116	$4,624,545	$4,531,515	$4,425,987

Tangible equity ratio (BMBC)(1)	8.30%	8.10%	8.60%	8.51%	8.35%

Calculation of Tangible Equity Ratio (BMTC):
Total shareholders' equity	$624,959	$624,030	$641,565	$625,464	$605,985
Less: Noncontrolling interest	695	695	694	693	686
Less: Goodwill and intangible assets	(201,979)	(190,694)	(191,572)	(192,450)	(193,329)
Net tangible equity (numerator)	$423,675	$434,031	$450,687	$433,707	$413,342

Total assets	$4,919,004	$5,247,649	$4,813,704	$4,721,394	$4,616,724
Less: Goodwill and intangible assets	(201,979)	(190,694)	(191,572)	(192,450)	(193,329)
Tangible assets (denominator)	$4,717,025	$5,056,955	$4,622,132	$4,528,944	$4,423,395

Tangible equity ratio (BMTC)(1)	8.98%	8.58%	9.75%	9.58%	9.34%

Calculation of Return on Average Assets (core)
Return on average assets (GAAP)	(0.93)%	1.36%	1.36%	1.36%	0.95%
Effect of adjustment to GAAP net income to core net income	—%	—%	—%	—%	0.32%
Return on average assets (core)	(0.93)%	1.36%	1.36%	1.36%	1.27%

Calculation of Return on Average Equity (core)
Return on average equity (GAAP)	(7.30)%	10.72%	10.90%	10.89%	7.57%
Effect of adjustment to GAAP net income to core net income	—%	—%	—%	—%	2.52%
Return on average equity (core)	(7.30)%	10.72%	10.90%	10.89%	10.09%

Calculation of Tax-equivalent net interest margin adjusting for the impact of purchase accounting
Tax-equivalent net interest margin	3.38%	3.36%	3.54%	3.55%	3.75%
Effect of fair value marks	0.09%	0.10%	0.15%	0.12%	0.21%
Tax-equivalent net interest margin adjusting for the impact of purchase accounting	3.29%	3.26%	3.39%	3.43%	3.54%
(1)Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed. The March 31, 2020 ratios reflect the Corporation’s planned election of a five-year transition provision to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

Bryn Mawr Bank Corporation
Appendix - Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Performance Measures (unaudited)
(dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Corporation believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Corporation. Management uses non-GAAP financial measures in its analysis of the Corporation’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	As of or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Calculation of Tax-equivalent net interest income adjusting for the impact of purchase accounting
Tax-equivalent net interest income	$36,440	$36,096	$37,518	$36,737	$37,776
Effect of fair value marks	949	1,083	1,574	1,287	2,144
Tax-equivalent net interest income adjusting for the impact of purchase accounting	$35,491	$35,013	$35,944	$35,450	$35,632

Calculation of Efficiency Ratio:
Noninterest expense	$36,418	$36,430	$35,173	$35,188	$39,724
Less: certain noninterest expense items*:
Amortization of intangibles	(918)	(953)	(954)	(956)	(938)
Voluntary years of service incentive program expenses	—	—	—	—	(4,498)
Noninterest expense (adjusted) (numerator)	$35,500	$35,477	$34,219	$34,232	$34,288

Noninterest income (core)	$18,300	$23,255	$19,455	$20,221	$19,253
Net interest income	36,333	35,985	37,398	36,611	37,647
Noninterest income (core) and net interest income (denominator)	$54,633	$59,240	$56,853	$56,832	$56,900

Efficiency ratio	64.98%	59.89%	60.19%	60.23%	60.26%

Supplemental Loan and ACL on Loans and Leases Information Used to Calculate Non-GAAP Measures
Total ACL on loans and leases	$54,070	$22,602	$20,777	$21,182	$20,616
Less: ACL on acquired loans and leases	3,705	76	102	106	97
ACL on originated loans and leases	$50,365	$22,526	$20,675	$21,076	$20,519

Total ACL on loans and leases	$54,070	$22,602	$20,777	$21,182	$20,616
Loan mark on acquired loans	9,478	10,905	11,948	14,174	15,841
Total ACL on loans and leases + Loan mark	$63,548	$33,507	$32,725	$35,356	$36,457

Total Portfolio loans and leases	$3,767,166	$3,689,313	$3,540,747	$3,534,665	$3,523,514
Less: Originated loans and leases	3,424,601	3,320,816	3,137,769	3,088,849	3,032,270
Net acquired loans	$342,565	$368,497	$402,978	$445,816	$491,244
Add: Loan mark on acquired loans	9,478	10,905	11,948	14,174	15,841
Gross acquired loans (excludes loan mark)	$352,043	$379,402	$414,926	$459,990	$507,085
Originated loans and leases	3,424,601	3,320,816	3,137,769	3,088,849	3,032,270
Total Gross portfolio loans and leases	$3,776,644	$3,700,218	$3,552,695	$3,548,839	$3,539,355
*In calculating the Corporation's efficiency ratio, which is used by Management to identify the cost of generating each dollar of core revenue, certain non-core income and expense items as well as the amortization of intangible assets, are excluded.

Bryn Mawr Bank Corporation
CECL Accounting Standard Adoption January 1, 2020 (unaudited)
(dollars in thousands)
Effective January 1, 2020, the Corporation adopted CECL, which requires that management’s estimate reflects credit losses over the full remaining expected life and considers expected future changes in macroeconomic conditions.

The following table illustrates the impact upon the adoption of CECL on January 1, 2020, and the balances as of March 31, 2020, reflecting the impact of the adverse economic outlook due to the COVID-19 pandemic:

	December 31, 2019		January 1, 2020		March 31, 2020
	Incurred Loss Method		CECL (Day 1 Adoption)		CECL
	Amount (1)	% of segment	Amount	% of segment	Amount	% of segment
Allowance for credit losses on loans and leases:
Commercial Real Estate Loans - Non-owner Occupied	$7,960	0.60%	$7,493	0.56%	$13,329	0.98%
Commercial Real Estate Loans - Owner Occupied	2,825	0.54%	2,841	0.54%	4,192	0.79%
Home equity lines of credit	1,114	0.50%	1,068	0.48%	2,748	1.31%
Residential Mortgages - secured by first liens	2,501	0.35%	4,909	0.69%	8,316	1.17%
Residential Mortgages - secured by junior liens	338	0.92%	417	1.13%	517	1.45%
Construction	1,230	0.61%	871	0.43%	6,984	3.16%
Commercial and industrial	3,835	0.89%	3,676	0.85%	8,734	1.78%
Consumer(3)	438	0.77%	578	1.01%	341	0.74%
Leases	2,361	1.43%	3,955	2.40%	8,909	5.29%
Total Allowance for credit losses on loans and leases	$22,602	0.61%	$25,808	0.70%	$54,070	1.44%

Liabilities:
Allowance for credit losses on off-balance sheet credit exposures(2)	360		1,181		4,197

Total Allowance for credit losses	$22,962		$26,989		$58,267

(1) In conjunction with the adoption of CECL, the Corporation has revised its segmentation to align with the methodology applied in determining the ACL for loans and leases under CECL, which is based on Federal call report codes which classify loans based on the primary collateral supporting the loan. Segmentation prior to the adoption of CECL was based on product type or purpose. As such, certain reclassifications were made to conform previous years to the current year's presentation.

(2) Included within Other Liabilities on the Consolidated Balance Sheet.

(3) Includes overdrafts.